COLORADO SPRINGS, Colo: Western Pacific Airlines (NASDAQ: WPAC) announced today that it had finalized agreements with two of its major stockholders pursuant to which they would invest $20 million in the Company. Hunt Petroleum Company of Texas, Inc. ("Hunt") and GFI Company ("GFI") have each invested $10 million, including the $2.5 million advanced by each of them in December 1996, pursuant to a 90 day note agreement. Each $10 million loan will be exchanged into 100,000 shares of Series B Preferred Stock, par value $100 per share, once certain closing conditions have been met.


The preferred stock will have a 10% annual dividend payable quarterly and on the third anniversary of the issue date will be manditorily redeemable or exchangeable into a three year note, at the option of the holder. In addition, Hunt and GFI will each receive 1,325,000 warrants, exercisable into the Company's common stock at a nominal exercise price. These warrants will vest over a three year period at an increasing rate over time, provided that to the extent that some or all of the preferred stock is redeemed during that period a proportionate amount of warrants that have not yet vested shall automatically be canceled.

The Company stated that these funds will be used for general working capital purposes. Robert A. Peiser, President and Chief Executive Officer of Western Pacific said that, "I am very pleased that two of our most significant stockholders have expressed their confidence in the future of the Company in this fashion. We believe that, with the blueprint for growth and the new concepts that the new management has laid out, Western Pacific has a significant opportunity to capitalize on its low cost structure and already strong franchise in Colorado. We are in a position to build our revenue base among the value conscious business traveler and the leisure market throughout the country."

As previously announced, Western Pacific has made significant changes to its schedule and, effective February 2, will increase frequencies to most of its existing destinations, alter its banking structure at its Colorado Springs hub and add approximately 20% to its aircraft utilization. It has also entered its schedule on the Apollo and Sabre computer reservation systems and has announced a series of fare initiatives designed to stimulate additional traffic. Finally, it has also stated that it is considering further initiatives designed to appeal to the business traveler.

"We are very pleased with the initial response to our new marketing initiatives", said Mark J. Coleman, Senior Vice President - Marketing and Planning, "and look forward to building on the momentum we are developing in the marketplace."

Western Pacific also announced today that it will incur certain non-recurring charges in the fourth quarter of 1996 related to, among other items, severance payments, write-downs of certain capitalized costs and charges incurred at the time of the start-up of operations of its majority-owned subsidiary, Mountain Air Express. In addition, the Company anticipates reporting a significant loss from operations during the fourth quarter, including a loss related to Mountain Air Express. The Company has not yet completed its analysis of the fourth quarter results and year end adjustments and will announce results for the full year 1996 as soon as such analysis is completed.

Mr. Peiser stated that "While the fourth quarter financial results were quite disappointing relative to any standard, it should not distract anyone from the recognition of what is possible at Western Pacific. Our efforts to expand our marketing efforts and improve our operating efficiencies are a giant step forward. Our entire organization is excited about the changes we are making and planning and is looking forward to the future with considerable anticipation".